Exhibit 10.6

Lorraine J Gudas

Chairman

Department of Pharmacology

Weill Cornell medical College

1300 York Avenue

New York, NY 10021

Dear Dr. Gudas

Thank you so much for your willingness to join the Scientific Advisory Board of Regen Biopharma Inc. the function of the Scientific Advisory Board is to review research strategy and projects that Regen Biopharma Inc.may undertake and help identify those projects which may lead to future developments and clinical treatments in the fields of immune- and stem cell therapy. Other areas may be pursued as well, with advice from this SAB.

In consideration for your efforts, you will receive 100,000 shares of Regen Biopharma Series A Preferred stock. Regen’s common stock currently trades on the OTC Bulletin Board (OTCBB:RGBP). The 100,000 Series A Preferred shares are consideration for participating in telephonic conference calls and reviewing scientific strategy and data. It is anticipated that the frequency and timing of such calls will be approximately one call every month. Should we request an annual face to face meeting, expenses will be paid by Regen Biopharma inc. for any out of pocket expenses associated with the meeting.

Additionally, this agreement may be renewed by mutual consent each year on its anniversary date. The compensation on renewal will be another payment of 100,000 Series A preferred stock in Regen on each anniversary that this contract is renewed by the Company.

It is anticipated that members of the Scientific Advisory Board will potentially serve as primary research consultants to the Company as such projects are undertaken. Compensation for such projects will be negotiated separately on a case-by-case basis between the Company and the consultant.

Thank you again for your participation in this exciting initiative.

/s/ Harry Lander

Harry M. Lander

President